Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement (No. 333-34145) on Form S-8, pertaining to the Retirement Plan for OceanFirst Bank, of OceanFirst Financial Corp., of our report dated June 18, 2012, with respect to the statements of net assets available for plan benefits of the Retirement Plan for OceanFirst Bank as of December 31, 2011 and 2010, the related statements of changes in net assets available for plan benefits for the years then ended, and the Supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 11-K of the Retirement Plan for OceanFirst Bank.

/s/ KPMG LLP

New York, New York
June 18, 2012